EXHIBIT 10.2

PURCHASE AGREEMENT

dated as of

August 25, 2006

by and among

G.L. TRADE S.A

NYFIX INC., and

NYFIX OVERSEAS, INC.

PURCHASE AGREEMENT	1
ARTICLE 1	DEFINITIONS	14
1.01	Definitions	14
ARTICLE 2	PURCHASE AND SALE	17
2.01	Purchase and Sale	17
2.02	Purchase Price; Closing	17
2.03	Purchase Price Adjustment	17
2.04	Earn-Out Payment	19
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY 21
3.01	Corporate Existence and Power	21
3.02	Corporate Authorization	21
3.03	Subsidiaries	21
3.04	Non-Contravention	21
3.05	Consents	22
3.06	Financial Statements	22
3.07	Absence of Undisclosed Liabilities	22
3.08	Absence of Certain Developments	22
3.09	Accounts Receivables and Payables	24
3.10	Properties	24
3.11	Capitalization; Title to Purchased Stock	24
3.12	Litigation	25
3.13	Compliance with Laws	25
3.14	Intellectual Property	25
3.15	Employees	27
3.16	Finders’ Fees	28
3.17	Contracts	28
3.18	Suppliers and Customers	29
3.19	Insurance	29
3.20	Intercompany Arrangements	30
3.21	Bank Accounts	30
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	30
4.01	Organization and Existence	30
4.02	Corporate Authorization	30

4.03	Non-Contravention	30
4.04	Finders’ Fees	30
4.05	Financing	30
4.06	Litigation	30
4.07	Compliance with Laws	31
ARTICLE 5	COVENANTS OF SELLER AND THE COMPANY	31
5.01	General	31
5.02	Non-Compete	31
5.03	No Hire	32
5.04	Non Disparagement	32
ARTICLE 6	COVENANTS OF BUYER	32
6.01	Access	32
6.02	Change of Corporate Name	32
6.03	Trademarks; Tradenames	32
6.04	Conduct of the Business	32
6.05	Compliance with Settlement	32
6.06	Collection of Specific Receivables	33
6.07	Management Transaction Bonus	33
ARTICLE 7	COVENANTS OF ALL PARTIES	33
7.01	Commercial Best Efforts; Further Assurances	33
7.02	Certain Filings	33
7.03	Public Announcements	33
ARTICLE 8	TAX MATTERS	33
8.01	Tax Definitions	33
8.02	Tax Matters	34
8.03	Seller Covenants	36
8.04	Tax Cooperation; Allocation of Taxes	37
ARTICLE 9	EMPLOYEE BENEFITS	37
9.01	Employee Benefits Definitions	37
9.02	Representation	38
9.03	No Third Party Beneficiaries	39
9.04	UK Employees	39
ARTICLE 10	CONDITIONS TO CLOSING	41
10.01	Conditions to Obligations of Each Party	41

10.02	Conditions to Obligations of Buyer	41
10.03	Conditions to Obligations of Seller and the Company	41
ARTICLE 11	SURVIVAL; INDEMNIFICATION	42
11.01	Survival	42
11.02	Indemnification	42
11.03	Procedures; No Waiver; Exclusivity	43
ARTICLE 12	MISCELLANEOUS	44
12.01	Notices	44
12.02	Amendments; No Waivers	45
12.03	Expenses	45
12.04	Successors and Assigns	45
12.05	Governing Law; Consent to Jurisdiction	45
12.06	Counterparts; Effectiveness	45
12.07	WAIVER OF JURY TRIAL	45
12.08	Entire Agreement	46
12.09	Captions	46

Schedules

Schedule 1.01(A)	Form of Hosting Agreement
Schedule 1.01(B)	Form of License Agreement
Schedule 1.01(C)	Customers and Prospective Customers
Schedule 1.01(D)	Form of Transitional Services Agreement

PURCHASE AGREEMENT

PURCHASE AGREEMENT dated as of August 25, 2006 between G.L. Trade S.A, a French corporation, having its registered office at 42 rue Notre Dame des Victoires, 75002 Paris, France (“Buyer”), NYFIX Inc., a Delaware corporation (“Seller”), and NYFIX Overseas, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Buyer desires to purchase from Seller all of the issued and outstanding capital stock of the Company;

WHEREAS, Seller desires to sell such capital stock, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, certain key employees of the Company have accepted new terms and conditions of employment within the Company (contingent on the closing of the transactions contemplated by this Agreement) with the Buyer and have executed and delivered all agreements and other documents required by Buyer relating to such employment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.01       Definitions. (a) The following terms, as used herein, have the following meanings:

“Account Date” means March 31, 2006.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

“Ancillary Agreements” means the Hosting Agreement, and the Transitional Services Agreement.

“Annual Financial Statements” means the reviewed balance sheet of the Company as of December 31, 2005, and the reviewed statement of income, changes in shareholders’ equity and cash flow of the Company, including the notes for the period ending December 31, 2005, attached hereto as Schedule 3.07.

“Annual Financial Statements Date” means December 31, 2005.

“Balance Sheet” means the unaudited balance sheet of the Company as of June 30, 2006 attached hereto as Schedule 3.07.

“Balance Sheet Date” means June 30, 2006.

“Business” means the business (or any part thereof) carried on by the Company at the Closing Date relating to the Company’s Software that provides customers with a platform for electronic order entry, routing and tracking for futures and options known as “OBMS” (Order Book Management), including without limitation development, licensing, distribution, maintenance services, consulting services, and facilities management services in relation thereof.

“Closing Date” means the date of the Closing.

“Earn-Out Period” means the period beginning on the Closing Date and ending on December 31, 2007.

“GAAP” means United States generally accepted accounting principles.

“GL GAAP” means the accounting methodology for revenue recognition used by the Buyer, as described in Exhibit A.

“Hosting Agreement” means the Master Subscription Agreement between the Company and Seller, dated as of the Closing Date, substantially in the form attached hereto as Schedule 1.01(A).

“Knowledge,” when used with respect to the Company, means the actual knowledge of Jon Steward, Peter Kilbinger Hansen and Anthony Naylor.

“License Agreement” means the License Agreement be entered into between the Company and Seller to within 60 days following Closing, relating to the use of the source codes of certain software of the Seller by the Company the main terms and conditions of which are attached hereto as Schedule 1.01(B).

“Lien” means, any charge, claim, community property interest, condition equitable interest, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, right of first refusal or restriction of any kind including restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Material Adverse Change” and “Material Adverse Effect” mean any change, effect, event or condition, individually or in the aggregate that has a material adverse effect, respectively, on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company.

“Order Book Management Systems Product” or “OBMS” trader works station application software specifically designed for use for brokers to manage the trading of exchange traded futures and options through the OBMS order book. The product include side applications for, export of clearing files, account allocation, Pre and Post Trade Risk calculations of positions managed by OBMS.

“Organizational Documents” means (i) the article or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificated of a limited partnership, (iv) the limited liability agreement and articles or certificate of formation of a limited liability company (v) any charter or similar document adopted of filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Person” means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Revenues” means all recognizable revenues according to GL GAAP during the Earn-Out Period multiplied by 365 and divided by the number of calendar days of the Earn-Out Period, (A) recognized by the Company from customers and prospective customers attached as Schedule 1.01(C), (B) recognized by the Buyer and any of its Affiliates relating to any license, maintenance or services agreement related to the Company’s Software, including those derived from accounts converting from use of products of the Buyer to use of products of the Company and (C) recognized by the Company relating to any license, maintenance or services agreement related to the Company’s Software, including those derived from accounts converting from use of products of the Company to use of product of the Buyer.

“Transitional Services Agreement” means collectively the transitional services to be entered into between Seller as supplier and the Company and/or Buyer, and between the Company and/or Buyer as supplier and Seller, each dated as of the Closing Date, substantially in the form attached hereto as Schedule 1.01(D).

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.03(b)
Apportioned Obligations	8.04
Benefit Arrangement	9.01
Closing	2.02(b)
Closing Balance Sheet	2.03(d)
Closing Working Capital	2.03(d)
Code	8.01
Consent	3.05
Contracts	3.17(b)
Earn-Out Payment	2.04(b)
Employee Plan	9.01
ERISA	9.01
ERISA Affiliate	9.01
Final Working Capital	2.03(f)
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Loss	11.02(a)
Multiemployer Plan	9.01
Post-Closing Tax Period	8.01
Pre-Closing Tax Period	8.01
Preliminary Revenue Report	2.04(e)
Purchase Price	2.02
Purchased Stock	2.01
Tax	8.01

Working Capital	2.03(b)

ARTICLE 2

PURCHASE AND SALE

2.01       Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens, all issued and outstanding capital stock of the Company (the “Purchased Stock”).

2.02       Purchase Price; Closing. (a) The purchase price for the Purchased Stock (the “Purchase Price”) is U.S. nine million dollars ($9,000,000) in cash, subject to adjustment as provided in Sections 2.04 and 2.05. The initial cash portion of the Purchase Price shall be paid as provided below.

(b)          The Closing (the “Closing”) of the purchase and sale of the Purchased Stock hereunder shall take place at the offices of Bingham McCutchen LLP in New York on August 25, 2006, or at such other time or place as Buyer and Seller may agree. At the Closing:

(i)           Buyer shall deliver to Seller a certified or official bank check payable in immediately available funds to the order of Seller, or make a wire transfer to an account designated by Seller, in the amount of $9,000,000;

(ii)          Buyer shall deliver to Seller a copy, duly executed by Buyer, of each Ancillary Agreement to which Buyer is a party;

(iii)         Seller shall deliver to Buyer free and clear of any Lien, certificates representing the Purchased Stock, duly endorsed in blank or with duly executed stock powers attached or an affidavit evidencing loss of such certificate;

(iv)         Seller, the Company and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by another party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement;

(v)          The minute books, stock or equity records, and other significant materials related to the corporate administration of the Company shall be at the Company’s corporate offices;

(vi)         Seller shall deliver to Buyer resignations in writing (effective as of the Closing Date) from such of the officers and directors of the Company as Buyer may have requested from the Seller prior to the Closing Date;

(vii)       Seller shall deliver to Buyer a copy, duly executed by Seller and/or the Company of each Ancillary Agreement to which the Seller and the Company is a party; and

(viii)	Seller shall deliver to Buyer duly executed copies of all Consents.
2.03	Purchase Price Adjustment.

(a)          General. As an adjustment to the Purchase Price, Buyer agrees to pay Seller the amount, if any, by which the Final Working Capital exceeds $1.00, and Seller agrees to pay Buyer the amount, if any by which the Final Working Capital is less than $1.00.

(b)          Definitions. The following terms, as used herein, have the following meanings:

“Accounting Referee” means an independent certified public accounting firm reasonably acceptable to Buyer and Seller.

“Working Capital” shall mean the aggregate amount of current assets including cash, cash equivalents, accounts receivable (net of provision), other receivables (net of provision), prepaid expenses, deferred costs as of such date less the aggregate amount of the current liabilities of the Company, consisting of accounts payable, other payables, financial debt, fiscal and social debt, accrued expenses, and deferred revenue as of such date, less one million three hundred thirty thousand dollars ($1,330,000).

(c)          Preparation of Closing Balance Sheet. As promptly as practicable after the Closing Date, but in any event within thirty (30) days after the Closing Date, Buyer shall cause the Company to prepare and deliver to Seller a closing balance sheet prepared in accordance with GAAP, consistently applied (the “Closing Balance Sheet”) which shall contain a calculation of Working Capital at Closing (the “Closing Working Capital”) and will deliver a certificate setting forth its calculation of Closing Working Capital.

(d)          Disagreement by Buyer. If Seller disagrees with Buyer’s calculation of Closing Working Capital, Seller may, within ten (10) days after delivery of the documents referred to in Section 2.03(c), deliver a notice to Buyer disagreeing with such calculation and setting forth Seller’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Working Capital delivered by Buyer pursuant to Section 2.03(c).

(e)          Dispute Resolution. If Seller shall deliver a notice of disagreement pursuant to Section 2.03(d), the parties shall, during the ten (10) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the final Working Capital amount (“Final Working Capital”). If, during such period, the parties are unable to reach agreement, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating Final Working Capital. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Balance Sheet or Seller’s calculation of Closing Working Capital as to which Seller has disagreed. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne equally by Buyer and Seller.

(f)           Cooperation. The parties hereto agree that they will cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital, including without limitation the making available to the extent reasonably necessary books, records, work papers and personnel.

(g)          Time of Payment. Any payment to Seller or Buyer as the case may be required pursuant to this Section 2.03 shall be made by Buyer or Seller (i) within five (5) days after Buyer’s delivery of the documents referred to in Section 2.03(c) if no notice of disagreement with respect to Closing Working Capital is delivered by Seller, or (ii) if a notice of disagreement with respect to Closing Working Capital is so delivered, then within five (5) days after the earlier of (A) agreement between the parties pursuant to Section 2.03(e) with respect to Final Working Capital and (B) delivery of the calculation of Final Working Capital by the Accounting Referee pursuant to Section 2.03(e).

(h)          Method of Payment. Any payment pursuant to this Section 2.03 shall be made by delivery by Buyer or Seller as the case may be of a certified or official bank check payable in immediately available funds to Seller or Buyer or by causing such payments to be credited to an account designated by Seller or Buyer. The amount of any payment to be made pursuant to this Section 2.03 shall bear interest from and including the date upon which such payment is required to be made by Buyer or Seller to but excluding the date of payment at a rate per annum equal to 10%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which due.

2.04	Earn-Out Payment.

(a)          General. As further consideration for the sale of the Purchased Stock, Buyer shall pay to Seller the Earn-Out Payment (as defined herein) calculated in accordance with the terms and conditions of this Section 2.04.

(b)          Calculation of Payments. The aggregate payment to be made by Buyer to Seller pursuant to this Section 2.04 (the “Earn-Out Payment”) shall be a maximum of $6,000,000 and shall be determined as follows:

(i)           If Revenues shall be less than $7,500,000, the Earn-Out Payment shall be $0.00.

(ii)          If Revenues shall equal or exceed $11,500,000, the Earn-Out Payment shall be $6,000,000.

(iii)        If Revenues shall equal or exceed $7,500,000, but be less than $11,500,000, the Earn-Out Payment will equal 1.5 times the difference between the Revenues and $7,500,000.

By way of example, if Revenues are $9,500,000, the Earn-Out Payment will be equal to 1.5 ($9,500,000 - $7,500,000) = $3,000,000.

(c)          Interim Reports. Buyer shall provide Seller with a written report of the quarterly Revenues within twenty (20) days of the end of each quarter during the Earn-Out Period, which report shall list by customer the quarterly Revenues for the prior quarter.

(d)          Buyer’s Covenants. Buyer shall or shall cause the Company to apply for the calculation of all of part of the incentives of the Company’s senior management a formula in line with the Earn-Out calculation described above. Buyer shall operate the Business or shall cause the Company or an Affiliate to operate the Business in a manner consistent with Buyers’ own business (such as Buyer discount policy).

(e)          Preparation of Preliminary Revenue Report. As promptly as practicable after the end of the Earn-Out Period, but in any event within sixty (60) days after such date, Buyer will prepare and deliver to Seller a Preliminary Revenue Report (the “Preliminary Revenue Report”) which shall include the Revenues for the Earn-Out Period by customer, such background financial and other information as shall have been used by Buyer to calculate the Revenues for the Earn-Out Period, and a calculation of the Earn-Out Payment, and will deliver a certificate certifying as to the accuracy of the information included in the Preliminary Revenue Report.

(f)           Disagreement by Seller. If Seller disagrees with Buyer’s calculation of the Earn-Out Payment as set forth in the Preliminary Revenue Report, Seller may, within twenty (20) days after delivery of the documents referred to in Section 2.04(e), deliver a notice to Buyer disagreeing with such calculation and setting forth Seller’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Preliminary Revenue Report delivered by Buyer pursuant to Section 2.04(e).

(g)          Dispute Resolution. If Seller shall deliver a notice of disagreement pursuant to Section 2.04(e), the parties shall, during the twenty (20) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Earn-Out Payment. If, during such period, the parties are unable to reach agreement, they shall promptly thereafter cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Earn-Out Payment. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Preliminary Revenue Report and calculation of the Earn-Out Payment as to which Seller has disagreed. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne equally by Buyer and Seller.

(h)          Cooperation. The parties hereto agree that they will cooperate and assist in the preparation of the Preliminary Revenue Report and the calculation of the Earn-Out Payment, including without limitation Buyer agrees to provide Seller access to all necessary books, records, work papers and personnel required to confirm the accuracy of the calculation of the Earn-Out Payment.

(i)           Time of Payment. Any payment to Seller required pursuant to this Section 2.05 shall be made by Buyer (i) within thirty (30) days after Buyer’s delivery of the documents referred to in Section 2.04(e) if no notice of disagreement with respect to the Preliminary Revenue Report or the Earn-Out Payment is delivered by Seller, or (ii) if a notice of disagreement with respect to the Preliminary Revenue Report or the Earn-Out Payment is so delivered, then within ten (10) days after the earlier of (A) agreement between the parties pursuant to Section 2.04(g) with respect to the Earn-Out Payment and (B) delivery of the calculation of the Earn-Out Payment by the Accounting Referee pursuant to Section 2.04(g).

(j)           Method of Payment. Any payments pursuant to this Section 2.04 shall be made by delivery by Buyer of a certified or official bank check payable in immediately available funds to Seller or by causing such payments to be credited to an account designated by Seller. The amount of any payment to be made pursuant to this Section 2.04 shall bear interest from and including the date upon which such payment is required to be made by Buyer pursuant to Section 2.04(i) to but excluding the date of payment at a rate per annum equal to 10%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which due.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Except as disclosed by Seller or the Company to Buyer in the Disclosure Schedules attached hereto (it being understood that the disclosures in any section of the Disclosure Schedules shall qualify all other sections of this Agreement where it is reasonably apparent from a reading of such Disclosure Schedules that such disclosures also apply to other sections), each of Seller and the Company, jointly and severally, represents and warrants to Buyer that:

3.01       Corporate Existence and Power. (a) Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate powers and all material governmental licenses, authorizations, consents and approvals required to own, lease and operate its assets and to carry on its business as now conducted, including for the avoidance of doubt in the United Kingdom. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where its failure to be so qualified is not reasonably likely to have a Material Adverse Effect. Schedule 3.01(a) lists each jurisdiction in which it is so qualified.

(b)          The Company is in compliance in all material respects with all provisions of its Organizational Documents, copies of which are attached as Schedule 3.01(b).

3.02       Corporate Authorization. The execution, delivery and performance by Seller and the Company of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Seller and the Company of the transactions contemplated hereby and thereby are within Seller’s and the Company’s respective corporate powers and have been duly authorized by all necessary corporate action on the part of Seller or the Company, as applicable. This Agreement and each of the Ancillary Agreements to which Seller is a party constitute valid and binding agreements of Seller and this Agreement and each of the Ancillary Agreements to which the Company is a party constitute valid and binding agreements of the Company.

3.03       Subsidiaries. The Company does not own, nor has it agreed to acquire, any equity or capital stock of any corporate entity.

3.04       Non-Contravention. Except as set forth on Schedule 3.04, the execution, delivery and performance by each of Seller and the Company of this Agreement and each of the Ancillary Agreements to which it is a party do not and will not (i) contravene or conflict with such entity’s respective Organizational Documents; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller or the Company, as applicable, except in those cases where a contravention or conflict is not reasonably likely to have a Material Adverse Effect; (iii) assuming the receipt of all Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Company or to a loss of any benefit relating to the Business to which Seller or the Company is entitled under any provision of any agreement, contract or other instrument binding upon Seller or the Company, except in those cases where a contravention or conflict is not reasonably likely to have a Material Adverse Effect; (iv) result in the creation or imposition of any Lien on any Purchased Stock; or (v) result in the creation or imposition of any Lien on the Company or any of the assets of the Company.

3.05       Consents. Schedule 3.05 sets forth each agreement, contract or other instrument binding upon Seller or the Company requiring consent (each, a “Consent”) as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

3.06       Financial Statements. Attached as Schedule 3.06 hereto is the Annual Financial Statement and the Balance Sheet for the Company. Except for the lack of recording stock-based compensation expense related to stock options granted to the Company’s employees by Seller, the Annual Financial Statements and the Balance Sheet give a true and fair view, in accordance with GAAP, of the financial position, results of operations and cash flows of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods then ended. The books and records of account of the Company are complete and correct in all material respects except for the lack of recording stock-based compensation expense related to stock options granted to Company employees by Seller. At the Closing, all such books and records will be in the possession of the Company.

3.07       Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against on the Balance Sheet, or on Schedule 3.07, the Company has no material liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), except liabilities or obligations that have arisen after the Balance Sheet Date in the ordinary course of business.

3.08       Absence of Certain Developments. Except as listed on Schedule 3.08, since the Balance Sheet Date and prior to the date of this Agreement:

(a)          the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b)	no Lien has been imposed on any asset of the Company;

(c)          the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(d)          the Company has not made any capital investment in, any loan to or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans and acquisitions) either involving more than $50,000 or outside the ordinary course of Business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;

(e)          the Company has not delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of any accounts receivable, in each case outside the ordinary course of business;

(f)           the Company has not canceled, compromised, waived or released any right or claim (or series of related rights or claims) except in the ordinary course of business;

(g)          except incidental to the sale of products or services, the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h)          the Company has not entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

(i)           the Company has not discharged or satisfied any Lien or paid any liability, other than current liabilities paid in the ordinary course of business;

(j)           the Company has not made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements;

(k)          the Company has not made or pledged to make any charitable or other capital contribution outside the ordinary course of business; and

(l)           the Company has not committed to take any of the actions described in Section 3.08(a)-(k).

Except as listed on Schedule 3.08, since the Account Date and prior to the date of the Agreement:

(a)          the Company has not entered into any contract (or series of related contracts) either involving more than $50,000 or outside the ordinary course of business;

(b)          no Person (including the Company) has accelerated, suspended, terminated, modified or canceled any contract (or series of related contracts) involving more than $50,000 to which the Company is a party or by which it is bound;

(c)          other than advances on existing credit facilities, the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(d)          there has been no change made or authorized in the Organizational Documents of the Company;

(e)          the Company has not issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(f)           the Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

(g)          the Company has not experienced any damage, destruction or loss (whether or not covered by insurance) in excess of $50,000 to its property; and

(h)          the Company has not committed to take any of the actions described in Section 3.08(a)-(g).

Except as listed on Schedule 3.08, since the Annual Financial Statements Date and prior to the date of the Agreement:

(i)           the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside the ordinary course of business;

(j)           the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Plan); and

(k)          the Company has not committed to take any of the actions described in Section 3.08(a)-(b).

3.09       Accounts Receivables and Payables. Except as set forth in Schedule 3.09, the notes and accounts receivable of the Company, as set forth on the Balance Sheet or arising since the Balance Sheet Date, are valid receivables subject to no setoffs or counterclaims, have arisen in the ordinary course of business consistent with past practice and have arisen out of legal and bona fide sales of goods, performance of services and other business transactions in the ordinary course of business. Schedule 3.09 also sets forth the accounts payable of the Company as of the Balance Sheet Date, and since the Balance Sheet Date, the Company has not become liable for any additional single account payable which exceeds $50,000. The accounts receivable of the Company set forth on Schedule 3.09(b) are current and collectable (“Specific Receivables”).

3.10       Properties. (a) Schedule 3.10(a) describes all real property leased by the Company. The Company does not own any real property. The lease of real property listed on Schedule 3.10(a) are in full force and effect in all material respects, and the lessees holds a valid and existing leasehold interest under such leases listed on Schedule 3.10(a).

(a)          Except as set forth on Schedule 3.10(b), the Company has good and marketable title to, or valid leasehold interest in, the equipment and other tangible assets and properties used by the Company, located on its premises or shown in the Annual Financial Statements or acquired after the date hereof, free and clear of all Liens, which are all the assets required to operate the Company’s Business in the manner currently conducted (subject to Section 6.03.

3.11       Capitalization; Title to Purchased Stock. The authorized capital of the Company consists of 1,000 shares of common stock, $0.001 par value per share, all of which are issued and outstanding and owned by the Seller. All of the Purchased Stock is validly authorized issued, fully paid and non assessable, free of preemptive rights or any other third party rights and in certificated form, has been offered, sold an issued by the Company in compliance with applicable securities and corporate law, the Company’s Organizational Documents, and in compliance with any preemptive rights, right of first refusal or similar rights. There are no commitments for the purchase or sale of, and no options, warrants, call or other rights to subscribe for or purchase any securities of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such options, warrants call or other right to subscribe for or purchase any securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. The Seller has good, valid and marketable title to the Purchased Stock, free and clear of any Liens and upon consummation of the transactions contemplated hereby, Buyer will have acquired good, valid and marketable title in and to the Purchased Stock, free and clear of all Liens.

3.12       Litigation. Except as indicated on Schedule 3.12 hereto, there is no, claim, action, suit, investigation or proceeding (whether civil, criminal, administrative, investigative or informal) pending against, or to the Knowledge of Seller and the Company, threatened against or affecting, the Company or any Purchased Stock before any court or arbitrator or any governmental body, agency or official.

3.13       Compliance with Laws. Neither Seller nor the Company is in violation of, and to Seller’s and the Company’s Knowledge neither is under investigation with respect to any violation of, any law, rule, ordinance or regulation, or any judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the Purchased Stock or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not relying on any exemption from or deferral of any law, governmental order, governmental authorization that to the Seller’s Knowledge would not be available to the Company after the Closing. The Company has in full force and effect all material governmental authorization necessary to conduct its Business and own and operate its properties.

3.14	Intellectual Property.

(a)          Except as set forth in Schedule 3.14(a), the Company either (i) owns exclusively, free and clear of all Liens, pledges, charges, claims, security interests, options, mortgages, orders, arbitration awards or similar restrictions, or (ii) is licensed or otherwise possesses valid and enforceable rights throughout the world to use, all patents, trademarks, trade names, logos, service marks, copyrights (whether registered or unregistered) including copyrights in the Software (as defined below) and any applications therefore, trade secrets, know-how, and tangible or intangible proprietary information or material (the “Intellectual Property”) that are used by the Company in its operations, incorporated in or form a part of any Company product or are used in any way for the Business. “Software” means any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations in digital form, including any and all data and collections of data in digital form, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, functional and technical specifications, relating to any of the foregoing. Neither the Company in the operation of its Business prior to the Closing Date, nor the utilization of the Intellectual Property prior to the Closing Date as authorized by the Company (which shall in any event exclude any Third Party Intellectual Property) infringes any third party copyrights, trademarks, service marks, trade names, patent or trade secret.

(b)          Schedule 3.14(b) lists all (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, and registered copyrights owned by the Company included in the Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, (ii) Software products owned by the Company and licensed to its customers, (iii) software licenses and value added reseller agreements, and (iv) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including Software (such items in (iv) herein the “Third Party Intellectual Property Rights”) which are used by the Company in its operations, incorporated in or form a part of any, of the Company’s products or are used in any way for the Business of the Company. The Company’s Intellectual Property and Third Party Intellectual Property Rights listed in Schedule 3.14(b) include all the material Intellectual Property rights used in the Business by the Company as now being conducted. Notwithstanding the foregoing, Schedule 3.14(b) does not include all of the shrink-wrap and/or click-wrap agreements related to the operation of the Company business.

(c)          There is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company, or any Third Party Intellectual Property Right, by any employee of the Company or third party for whom the Company is responsible. Except as set forth in Schedule 3.14(c), there are no royalties, fees or other payments payable by the Company to any person by reason of the ownership, use, sale or disposition of Intellectual Property.

(d)          To the extent that Company has used and incorporated Third Party Intellectual Property Rights into its Software, the Company has complied in all material respects with the terms and conditions under which such Third Party Intellectual Property Rights are licensed to the Company, and the Company has not received any written notice from any such third party asserting a breach of, terminating or issuing a notice to terminate any such license. Neither this Agreement nor any of the transactions contemplated by it will result in a termination or other change in the rights of the Company with respect to any Third Party Intellectual Property Rights.

(e)          No third party will obtain access to the source code of the Company’s Software (whether in whole or in part) as a result of the transactions contemplated by this Agreement.

(f)           The Company has not received any written notice of any opposition or other action or challenge to the validity of ownership of any of the Company’s Intellectual Property.

(g)          To the Knowledge of the Company, no third party who is licensing Third Party Intellectual Property Rights to Company has received any written notice of any opposition or other action or challenge to the validity of ownership of any such Third Party Intellectual Property Rights.

(h)          Neither the Sellers nor, any present or former employee of, officer of, or consultant to the Company, or any other person (including, without limitation, any employer of a current or former employee of, or consultant to, the Company) owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any form of the Company’s Intellectual Property.

(i)           The Software owned or purported to be owned by the Company was either (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors or consultants who have assigned their rights to the Company pursuant to written agreements; or (iii) otherwise duly acquired by the Company from a third party in the ordinary course of business.

(j)           None of the processes and formulae, research and development results and other know-how relating to the Business, the value of which to Seller and/or the Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller or the Company to any Person other than employees, representatives and agents of Seller or the Company under an agreement of confidentiality.

3.15	Employees.

(a)          Schedule 3.15(a) sets forth a true and complete list of the names, titles, first date of employment or, where not an employee, engagement, current annual salaries, details of bonus and incentives, country of employment and other compensation of all current employees of the Company and other Persons who currently provide services (including consulting services) to the Company (the “Employees”).

(b)          True and complete copies of all contracts of employment, consultancy agreements and other documents relating to the employment have been provided to the Buyer.

(c)          Complete and accurate details of any arrangements or assurance as to future remuneration or benefits to be provided to any officer or Employee or as to any compensation or payment to be made to any such person in the event of early retirement, redundancies or other termination of employment however arising, however funded and whether or not legally binding are set forth in Schedule 3.15(c).

(d)          Except as set forth in Schedule 3.15(d), no officer or Employee of the Company has given notice or is under notice of dismissal nor are there any service contracts between the Company and its officers or Employees which cannot be terminated by the Company by six months’ notice or less without giving raise to claim for damages or compensation (other than a statutory redundancy payment).

(e)          To the Company’s Knowledge, it has complied at all times and in all material respects with all applicable laws and statutes and rules and regulations insofar as they apply to Employees in every one of the jurisdictions in which it operates and/or does business. In particular, to the Company’s Knowledge it has complied at all times and in all material respects with all laws and statutes and all rules and regulations applicable to and/or aiming at discriminatory practices (including, without limitation, discrimination based on race, age, sex or sexual preference, in particular with respect to employment, equal pay and/or discharge), labor standards and working conditions, payment of minimum wages and overtime rates, the withholding and payment of taxes or any other kind of governmental charge from any kind of compensation, or otherwise relating to the conduct of employers with respect to employees or potential employees, except for those violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and there have been no claims made or, to the best Knowledge of the Company threatened thereunder against the Company arising out of, relating to or alleging any violation of any of the foregoing. To the Company’s Knowledge, it has complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended (“INA”), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Company has complied in all material respects with the paperwork provisions and anti-discrimination provisions of the INA. To the Company’s Knowledge, it has obtained and maintained the employee records and I-9 forms in proper order as required by law. To the Company’s Knowledge, it is not currently employing any workers unauthorized to work. There are no material controversies, strikes, work stoppages, picketing or disputes pending or, to the Knowledge of the Company, threatened between any IBC Group Member and any of the Employees or any former Employees; no organizational effort by any labor union or other collective bargaining unit has been made or, to the Knowledge of the Company, threatened with respect to any Employees; and no consent of any labor union or other collective bargaining unit is required to consummate the transactions contemplated by this Agreement.

(f)           Except as set forth on Schedule 3.15(f) since the Annual Financial Statements Date, the Company has not (A) increased the salary or other compensation payable or to become payable to or for the benefit of any of the Employees, (B) provided any of the Employees with any increased security or tenure of employment, (C) increased the amounts payable to any of the Employees upon the termination of any such Person’s employment or (D) adopted, increased, augmented or improved benefits granted to or for the benefit of any of the Employees under any plan.

3.16       Finders’ Fees. Except for the fees set forth in Schedule 3.16 that will be paid by Seller and except for Rhone Group LLC, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

3.17	Contracts.

(a)          Except as set forth on Schedule 3.17, the Company is not a party to or bound by:

(i)           any employment or consulting agreement, contract or commitment with any officer, director, employee or member of the Company’s Board of Directors, and there are no letters of employment with the Company outstanding as of the date hereof

(ii)          any agreement with any labor union or other representatives of employees (including any collective bargaining agreement).

(iii)         any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan,

(iv)         any agreement containing any covenant limiting the freedom of the Company or any respective successor thereto to engage in any line of business or to compete with any Person with any aspects of the Business,

(v)          Any agreement granting any exclusive distribution rights on the Company Intellectual Property, including the Software.

(vi)         any mortgages, indentures, trust agreement, loans or credit agreements, security agreement or other agreements or instruments relating to the borrowing or lending of money or extensions of credit, or arrangement for a line of credit or guarantee, pledge, undertaking of the indebtedness of any other Person or otherwise placing any Liens on any assets of the Company.

(vii)       any dealer, distribution, development, third party commission or sales representative agreement,

(viii)      any agreement pursuant to which the Company has granted or may be obligated to grant in the future, to any party a source-code license or option or other right to use or acquire source-code, including any agreements which provide for source code escrow arrangements,

(ix)         any original equipment manufacturer, value added, remarketer or other agreement for distribution of the Company’s products or services, or the products or services of any other Person,

(x)          any customer agreements which materially differ from the form agreement included in Schedule 3.17.

(xi)         any agreement for the future purchase by the Company of, or payment for, supplies or products or for the performance of services by a third party, involving in any one case $50,000 or more;

(xii)       any agreement not in the ordinary course of business, except as would otherwise not have a Material Adverse Effect on the Company; or

(xiii)      any agreement containing a “change of control provision” that would enable a customer or a supplier to terminate its custom, service or supplies as a result of the execution and deliver of this Agreement and the purchase of the Purchased Stock.

(b)          Except as set forth in Schedule 3.17, the Company is not in default in any material respect under any agreement, contract or commitment required to be set forth on Schedule 3.17 (any such agreement, contract or commitment is herein referred to as a “Contract”); and each Contract is in full force and effect and neither the Company nor Seller has any Knowledge of any default thereunder on the part of any other party hereto.

3.18       Suppliers and Customers. To the Knowledge of the Seller (i) no Material supplier of the Business has ceased or has given written notice to the Company or Seller that it will cease supplying it or has reduced or will reduced it supplies to the Business after Closing; and (ii) no material customer of the Business has terminated or has given written notice to the Business that it will terminate any contract with it or withdraw or reduce its custom or services with the Company after Closing.

3.19       Insurance. The Company has at all times maintained insurance relating to its business covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry (the “Insurance Policies”). Each of the Insurance Policies (i) is in full force and effect, (ii) is sufficient for compliance with all material requirements of applicable Law and of any Contract to which the Company is subject, (iii) is valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (v) provides adequate insurance coverage for the activities of the Company. Since December 31, 2004, there has been no claim by the Company under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies, and no threatened termination of, or premium increase (other than normal premium increases) with respect to, any of such Insurance Policies. Schedule 3.19 lists the Insurance Policies.

3.20       Intercompany Arrangements. The Closing Balance Sheet will not reflect any outstanding obligations or liabilities owed by the Company to Seller.

3.21       Bank Accounts. Schedule 3.21 contains an accurate list and summary description of the name and address of every bank and other financial institution in which the Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Company that:

4.01       Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of France and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.02       Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements constitute valid and binding agreements of Buyer.

4.03       Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer.

4.04       Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller, the Company or their respective Affiliates upon consummation of the transactions contemplated hereby.

4.05       Financing. Buyer has sufficient funds available to purchase the Purchased Stock and to pay the Earn-Out Payment, if any.

4.06       Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

4.07       Compliance with Laws. Buyer is not in violation of, and to Buyer’s knowledge neither is not under investigation with respect to any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE 5

COVENANTS OF SELLER AND THE COMPANY

Each of Seller and the Company agrees that:

5.01       General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore hereunder).

5.02       Non-Compete. As an inducement for Buyer to enter into this Agreement and as additional consideration to be paid to Seller under this Agreement, during the two year period following the Closing, Seller will not develop, or market any product that is directly competitive with the Company’s Order Book Management Systems Product. Neither (i) ownership by Seller, as a passive investor of less than 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchanges or publicly traded on the NASDAQ National Market or similar trading market; (ii) employment or retention of Seller by a Person purchasing products and/or services from the Company; or (iii) the operations of another entity acquired by the Seller (whether by merger, purchase of equity, assets or otherwise) whose operations would otherwise violate this Section 5.02 (“Acquired Competitor”), shall constitute a breach of this Section 5.02; provided, however, during the two year period following the Closing, Seller agrees that any Acquired Competitor shall not to directly solicit customers of the Company for the purpose of purchasing a product which would directly compete with the Order Book Management System Product, provided, further, however, that this Section 5.02 shall not prohibit Seller or any Acquired Competitor from making any sales to customers through general solicitation. Notwithstanding anything to the contrary, this Section 5.02 shall not be binding on any of the Seller’s direct or indirect shareholders

For clarification and avoidance of misunderstanding, Buyer recognizes that Seller, is in the general business of providing trading automation for the global markets and all of, but not limited to, the following items are excluded from Section 5.02:(i) FIX based network connectivity for pre-trade, trade and post trade services to any exchange, vendor, dealer, or institutional client that facilitates the execution of any asset class covered by the FIX Protocol; (ii) separate instances of the TSRE or Appia or other FIX engine technology; (iii) workstation product, middleware or computerized execution enhancement software for trading in the equity markets, including Equity cash, option or equity index trading; (iv) data-center hosting services;

(v) Operating Broker dealers, ECN or Clearing operations such as Nyfix Transaction Services, Nyfix International, Nyfix Millennium and Nyfix Clearing Corp.

5.03       No Hire. During the period that commences on the Closing Date and ends on the second anniversary of the Closing Date, the Seller will not solicit for employment or employ (or attempt to employ or interfere with any employment relationship with) any Employee.

5.04       Non Disparagement. Following the Closing, neither party shall make any disparaging remarks to any lessor, licensor, customer, supplier, or other business associate of the other party.

ARTICLE 6

COVENANTS OF BUYER

Buyer agrees that:

6.01       Access. On and after the Closing Date, Buyer will afford promptly to Seller and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the last Earn-Out Payment Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer or the Business of the Company.

6.02       Change of Corporate Name. Immediately following the Closing, Buyer shall amend Article FIRST of the Certificate of Incorporation of the Company to change the name of the Company to a name not including the term “NYFIX” or any variation or derivation thereof.

6.03       Trademarks; Tradenames. Buyer and its Affiliates, including the Company following the Closing, shall not use the corporate names or any of the trademarks or tradenames set forth on Schedule 6.03.

6.04       Conduct of the Business. Buyer agrees that during the Earn-Out Period, the Business of the Company will be managed, and the Company will be operated, in an appropriate manner considering the legitimate continuing interests of the Parties relating to the Business of the Company. For clarification the Parties recognize and agree that it is Buyer’s intend to create synergies between the Business and Buyer’s business and to migrate some of the Company’s Software to Buyer’s software and some of the Buyer’ s Software to Company’s Software.

6.05       Compliance with Settlement. Prior to the Closing, Seller represents that the Company is in full compliance with all terms, conditions and obligations set forth in that certain patent consent judgment dated December 6, 2005 between Trading Technologies, International, Inc. (“TTI”) and Seller and that certain patent settlement by and between the Seller and TTI dated as of December 6, 2005 (collectively referred to as “Patent Settlements”). Following the Closing, Buyer agrees to cause the Company to comply in all material respects with the terms, conditions and obligations of the Company set forth in Patent Settlement (“Compliance Obligation”).

Notwithstanding the forgoing, the Parties recognize and agree that any allegation, claim, suit, arbitration or demand made by TTI against Seller that the Patent Settlements have been breached based, in part, on the transaction herein, that Buyer is an affiliate of the Company, that Buyer is an owner of the Company, or that any GL entity (with the exception of the Company) is in breach of the Patent Settlement shall not constitute a breach of  the Compliance Obligation.

6.06       Collection of Specific Receivables. Following the Closing, the Buyer shall cause the Company to use all commercially reasonable efforts to collect the Specific Receivables.

6.07       Management Transaction Bonus. Following the Closing, the Buyer agrees to cause the Company to pay the transaction bonuses due to management of the Company in the aggregate amount of $1,080,000.00.

ARTICLE 7

COVENANTS OF ALL PARTIES

The parties hereto agree that:

7.01       Commercial Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement will use its commercial best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller, the Company and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Stock.

7.02       Certain Filings. Seller, the Company and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers including any applicable the filing at UK Companies House.

7.03       Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

7.04       License Agreement. Seller, the Company and Buyer shall negotiate in good faith the terms and conditions of the License Agreement within 60 days following the Closing Date.

ARTICLE 8

TAX MATTERS

8.01       Tax Definitions. The following terms, as used herein, have the following meanings:

“Code,” means the Internal Revenue Code of 1986, as amended.

“Liability to Taxation” means any liability to make a payment of or in respect of Taxation regardless of whether such Taxation is chargeable or attributable directly or primarily to the Company or to any other person.

“ICTA” means the Income and Corporation Taxes Act 1988.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending on or after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the date preceding the Closing Date.

“Profits” means income, profits and gains, the value of any supply and any other consideration, value or receipt used or charged for Taxation purposes and references to “Profits earned, accrued or received” include Profits deemed to have been earned, accrued or received for Taxation purposes.

“Tax” or “Taxation” means all forms of taxation and statutory, governmental, supra governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including withholdings and deductions), whether of the United States of America, the United Kingdom or elsewhere in the world, whenever imposed and however arising together with any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with all penalties, fines, charges, costs and interest, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Authority” means any taxing or other authority, body or official competent to administer, impose or collect any Taxation.

“TCGA” means the Taxation of Chargeable Gains Act 1992.

“TMA” means the Taxes Management Act 1970.

“Transaction” means any transaction, deed, act, event, omission, payment or receipt of whatever nature and whether actual or deemed for Tax purposes and references to “any Transaction effected on or before Closing” include the combined result of 2 or more

Transactions, the first or any one of which shall have taken place or commenced (or be deemed to have taken place or commenced) on or before Closing.

“VATA” means the Value Added Tax Act 1994.

8.02       Tax Matters. Except as disclosed on Schedule 8.02, the Company hereby represents and warrants to Buyer that:

(a)          the Company has paid or timely will pay all Taxes for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would or may result in a Lien on any a of the Company assets, would otherwise Materially Adversely Affect the Business or would result in Buyer becoming liable or responsible therefore.

(b)          the Company has made all withholdings and deductions in respect, or on account, of any Taxation from any payments made by it which it is obliged or entitled to make and has paid to the appropriate Tax Authority all amounts so withheld or deducted;

(c)          the Company has properly prepared and punctually submitted all notices, returns and applications for clearances or consents required for Tax purposes and provided complete and accurate information to any Tax Authority and all such notices, returns, applications and information remain complete and accurate and in compiling the same;

(d)          the Company has kept and maintained complete and accurate records, invoices and other documents and information of whatever nature appropriate or requisite for Tax purposes and has sufficient such records, invoices and other documents and information relating to past events to calculate its liability to Taxation or the relief from Taxation which would arise on any disposal or on the realisation of any assets owned at Closing; and

(e)          there are no disputes, unsettled or outstanding assessments or appeals in respect of Taxation and the Company has not within the last 6 years been subject to any enquiry, investigation or other dispute with any Tax Authority and there are no circumstances which may give rise to such an enquiry or dispute.

(f)           No shares or securities have been issued by the Company, and no options have been granted or issued in respect of such shares or securities, such that the Company will or may be liable to account for income tax under the PAYE system or to collect or pay any national insurance contributions.

(g)          No shares or securities have been issued by the Company, and no reportable event under Section 421K, ITEPA has occurred, such that the Company will or may be liable to make a notification to HM Revenue & Customs under Section 421J, ITEPA.

(h)	The Company:

(i)           is registered for the purpose of, and has complied in all respects with, the VATA and is not subject to any conditions imposed or agreed with any Tax Authority; and

(i)           is not, and has not within the last 3 years been a member of a group for value added tax purposes under Section 43, VATA (groups of companies).

(ii)          The Company has made all necessary returns in relation to the collection and payment of customs duties, excise duties and other Taxes having an equivalent effect and has provided to any relevant Tax Authority all necessary information, returns and documentation and paid all amounts due in relation to the same and within the prescribed time limits.

(j)           Details of all bonds, recognisance and guarantees given to any relevant Tax Authority, or of any duty deferment scheme or arrangement taken or claimed, by or in relation to the Company are set out in the Disclosure Letter.

(k)	Within the last 6 years the Company has not:

(l)           been a member of a group of companies within the meaning of Section 170 TCGA (groups of companies) or for the purposes of group relief under Chapter IV, Part X, ICTA; or

(i)           acquired any asset from any other company which was at the time of acquisition a member of the same group of companies as that of which the Company was also a member.

(ii)          No Liability to Taxation will be suffered by the Company in consequence of Closing or otherwise by virtue either of this Agreement or of the Company ceasing to be a member of a group of companies with any other company.

(m)	The Company has not:

(i)           entered into, or been party to, any scheme or arrangement designed for the purpose of avoiding Taxation, such that a Liability to Taxation may arise after Closing as a result of or in consequence of such a scheme or arrangement; or

(ii)          acquired or disposed of any asset, or entered into any Transaction whatsoever, otherwise than by way of a bargain at arm’s length.

(n)          No Transaction has occurred in consequence of which the Company has or may incur a Liability to Taxation primarily chargeable against some other person (whether by reason of another company being or having been a member of the same group of companies or otherwise).

8.03       Seller Covenants. Without limiting other provisions contained in this Agreement, the Seller hereby covenants upon reasonable notice to pay to the Buyer an amount equal to any Liability to Taxation of the Company:

(a)          arising directly or indirectly from any transaction effected on or before Closing;

(b)          in respect of, or by reference to, any Profits earned, accrued or received on or before Closing; or

(c)          which would not have arisen but for the failure by any person who is or has been associated with the Seller to discharge a Liability to Taxation which falls upon such an associate; and

(d)          all costs and expenses reasonably and properly incurred by the Buyer or the Company in connection with any such Liability to Taxation or claim therefore or in bringing any claim or defending any action under the provisions of this Agreement in each such case to the extent that the same has not been provided as a liability in the Annual Financial Statements for the period ending on the Balance Sheet Date.

If, in respect of or in connection with any claim, or otherwise in connection with any payment made under this Agreement, any amount payable to the Buyer or the Company by the Seller is subject to Taxation (ignoring the availability of any relief), the amount to be paid to the Buyer by the Seller shall be increased by such additional amount as will ensure that the net amount received by the Buyer after such Taxation has been taken into account is equal to the full amount which would be payable to the Buyer had the amount not been subject to Taxation.

8.04       Tax Cooperation; Allocation of Taxes. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Stock, the Company and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary and reasonable to carry out the intent of this paragraph (a) of Section 8.03.

For the purposes of Taxation on the United States of America, all real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Stock for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Within ninety (90) days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased Stock, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8.03(b), the other party shall make such reimbursement promptly but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 8.03(b) and not made within ten (10) days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621 (a)(2) of the Code for each day until paid.

ARTICLE 9

EMPLOYEE BENEFITS

9.01       Employee Benefits Definitions. The following terms, as used herein, having the following meanings:

“Benefit Arrangement” means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates.

“Employee Plan” means each “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates, as the case may be.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Multiemployer Plan” means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

9.02       Representation. Each of Seller and the Company hereby represents and warrants to Buyer that Schedule 9.02 lists each Employee Plan and each Benefit Arrangement that covers any employee or former employee of the Company.

Schedule 9.02 lists (i) the most recent determination letter received by the Company from the IRS regarding each Employee Plan, (ii) the most recent determination or opinion letter ruling from the IRS that each trust established in connection with Employee Plans that are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt and (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency.

Schedule 9.02 lists each employee of the Company who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment), and the status of each such employee’s absence.

(i)           All Employee Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified, (ii) all trusts established in connection with Plans intended to be Tax exempt under Section 501(a) or (c) of the Code are so Tax exempt, (iii) to the extent required either as a matter of law or to obtain the intended Tax treatment and Tax benefits, all Employee Plans comply in all respects with the requirements of ERISA and the Code, (iv) all Employee Plans have been administered in accordance with the documents and instruments governing the Employee Plans, (v) all reports and filings with governmental Entities (including the Department of Labor, the IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Employee Plan have been timely made, (iv) all disclosures and notices required by applicable law or Employee Plan provisions to be given to participants and beneficiaries in connection with each Employee Plan have been properly and timely made and (v) the Company has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

Except as set forth on Schedule 9.02, none of the Employee Plans is a plan that is or ever has been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code (a “defined benefit plan”). None of the Employee Plans is (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan or arrangement described under Section 4(b)(5) or 401(a)(1) of ERISA, or (iii) a plan maintained in connection with a trust described in Section 501(c)(g) of the Code. Except as set forth on the Disclosure Schedules, (x) none of the Employee Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person, and (y) none of the Employee Plans provides for or promises retiree medical or life insurance benefits to any current or former employee, officer or director of the Company. Each of the Employee Plans is subject only to the laws of the United States or a political subdivision thereof.

There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which could give rise to a material liability incurred by the Company. The Company has not incurred any material liability for any excise tax arising under Section 4971, 4972, 4975, 4980 or 4980B of the Code and no fact or event exists which could give rise to such material liability. The Company has not incurred any liability relating to Title IV of ERISA, and no fact or event exists which could give rise to such liability.

All contributions, premium payments and other payments required to be made in connection with the Employee Plans as of the Closing Date have been made, (ii) a proper accrual has been made on the books of the Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement, (iii) no contribution, premium payment 0 other payment has been made in support of any Employee Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, the Company is not liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

9.03       No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or the Company or of any of their respective Affiliates in respect of continued employment (or resumed employment) with either Buyer or the Company or any of their Affiliates and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

9.04       UK Employees. In respect of the Employees who are working in the UK (the “UK Employees”), each of Seller and the Company hereby represents and warrants to the Buyer that:

(a)          The Company has maintained up-to-date adequate and suitable records for the purposes of the Working Time Regulations and has complied with all other obligations to its workers (as “workers” is defined in Regulation 2 of the Working Time Regulations) and there are no claims capable of arising or pending or threatened by any officer or employee or former officer or employee or the Health and Safety Executive or any local authority Environmental Health Department or any trade union or employee representative related to the Working Time Regulations.

(b)          Other than listed in Schedule 3.17, there is no share option or share incentive scheme in operation by or in relation to the Company for any of its officers, employees or workers nor is the introduction of such a scheme proposed.

(c)          To the Seller and the Company’s Knowledge, the Company has at all relevant times complied with all its material obligations under statute and otherwise concerning the health and safety at work of its employees and there are no claims capable of arising or pending or threatened by any employee or third party in respect of any accident or injury which are not fully covered by insurance.

(d)          No claim or liability to make any payment of any kind to any person who is or has been an officer, employee or worker has been received or incurred by the Company whether under the Employment Rights Act 1996, Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Religion or Belief) Regulations 2003 or otherwise; and

No employee has transferred into the employment of the Company by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 2006. The Company has not, in contravention of the Companies Act 1985:

(i)           entered into any arrangement involving the acquisition of non-cash assets from or disposal to;

(ii)          granted any loan or quasi-loan to or entered into any guarantee or credit transaction with; or

(iii)         provided any security in connection with any loan, quasi-loan or credit transaction to or with

(iv)         any director or person connected with a director within the meaning of the Companies Act 1985.

(e)          The Company has maintained up-to-date, adequate and suitable records regarding the employees' eligibility to work in the United Kingdom in accordance with section 8 of the Asylum and Immigration Act 1996.

(f)           The Company has complied with its duties and/or obligations under the dispute resolution procedures contained in the Employment Act 2002 and Employment Act 2002 (Dispute Resolution) Regulations 2004.

ARTICLE 10

CONDITIONS TO CLOSING

10.01     Conditions to Obligations of Each Party. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a)          No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(b)          Each of Buyer, the Company and Seller shall have executed and delivered the Ancillary Agreements to which it is a party, in each case substantially in the form attached as an Exhibit to this Agreement.

(c)          All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

10.02     Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)          (i) Each of Seller and the Company shall have performed in all material respects all of its respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Seller and the Company contained in this Agreement as of the date hereof and in any certificate or other writing delivered by Seller or the Company, as applicable, pursuant hereto, shall be true and correct in all material respects at and as of the Closing Date and (iii) Buyer shall have received a certificate signed by a the President of each of Seller and the Company to the foregoing effect with respect to such entity.

(b)          No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer of the Purchased Stock.

(c)          Seller shall have made a capital contribution to the Company in the amount equal to the amount of debt owed by the Company to the Seller on the Closing Date.

(d)          All of the directors and officers of the Company shall have resigned their positions with the Company, on or prior to the Closing Date.

10.03     Conditions to Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the Closing are subject to the satisfaction of the following further conditions:

(a)          (i) Buyer shall have performed in all material respect all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement as of the date hereof and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects at and as of the Closing Date and (iii) Seller shall have received a certificate signed by the President of Buyer to the foregoing effect.

(b)	The Company will have executed the agreements with key employees.

ARTICLE 11

SURVIVAL; INDEMNIFICATION

11.01     Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until December 31, 2007 or in the case of the covenants, agreements, representations and warranties contained in Articles VIII or IX, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 11.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice pursuant to Section 11.03 of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

11.02	Indemnification.

(a)          Seller hereby indemnifies Buyer and its Affiliates for a period following the Closing Date until December 31, 2007 or in the case of the covenants, agreements, representations and warranties contained in Articles VIII or IX, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (collectively, “Loss”) incurred or suffered by Buyer or any of its Affiliates (including the Company) arising out of or resulting from:

(i)           any misrepresentation or breach of a warranty made by Seller or the Company pursuant to this Agreement and any closing certificate delivered by or on behalf of Seller pursuant to this Agreement;

(ii)          any breach of a covenant or agreement made or to be performed by Seller pursuant to this Agreement; or

(iii)	the Patent Settlements;

(iv)         the lack of recording stock-based compensation expense related to stock options granted to the Company’s employees by Seller, except for any non-cash compensation adjustment for record keeping purposes;

(v)          all Taxes of the Company for the Pre-Closing Tax Period not previously paid or adequately reserved for on the Balance Sheet; or

(vi)         any obligations relating to options to purchase shares of the common stock of Seller held by employees of Company;

provided that (A) Seller shall not be liable under Section 11.02 unless the aggregate amount of Loss with respect to all matters referred to in this Section 11.02 exceeds $50,000 and then Seller shall be liable for the entire amount of Loss, provided that no such limitation shall be applicable in the case of clause (iii), (iv), (v) and (vi) of Section 11.02; (B) Seller’s maximum aggregate liability under Section 11.02 shall not exceed $4,500,000 (four million five hundred dollars) except with regards to liabilities for breach of representation in Section 3.11 as to which there shall be no limitation other than the Purchase Price plus the aggregate amount of all additional payments to Seller pursuant to this Agreement; and (c) Seller shall not be liable for a Loss under Section 11.02 unless Buyer delivers a Claim Certificate pursuant to Section 11.03.

(b)          Buyer hereby indemnifies Seller and its Affiliates for a period following the Closing Date until December 31, 2008 following the Closing against and agrees to hold each of them harmless from any and all Losses incurred or suffered by Seller or any of its Affiliates arising out of or resulting from the Company’s breach of the Compliance Obligation. Buyer shall not be liable for a Loss under Section 11.02 unless Seller delivers a Claim Certificate pursuant to Section 11.03

11.03	Procedures; No Waiver; Exclusivity.

(a)          General. Promptly after the discovery by any party seeking indemnification under Section 11.02 (the “Indemnified Party”) of any Loss or Losses, claim or breach, including any claim by a third party described in Section 11.02 hereof, that might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party against whom indemnity is sought (the “Indemnifying Party”) a certificate (a “Claim Certificate”) that:

(i)           states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party is entitled to indemnification pursuant to Section 11.02 of this Agreement; and

(ii)          specifies in reasonable detail, to the extent practicable, each individual item of Loss included in the amount so stated, the date (if any) such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

If the Indemnifying Party object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within 20 days after receipt by the Indemnifying Party of such Claim Certificate. Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties within 30 days of receipt of such Claim Certificate with respect to each of such claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts (each an “Outstanding Dispute”), then the Indemnified Party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(b)          Third Party Claims. Promptly after the assertion by any third party of any claim against any Indemnified Party (a “Third-Party Claim”) that, in the judgment of such Indemnified Party, may result in the incurrence of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligations hereunder, except to the extent that the Indemnifying Party have been actually prejudiced thereby, and then only to such extent.

The Indemnifying Party may, and at the request of the Indemnified Party shall, participate -in and control the defense of any such third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

(c)          After the Closing, Section 11.02 will provide Buyer with an exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement by Seller or the Company or other claim by Buyer arising out of this Agreement or the transactions contemplated hereby.

(d)          So long as the procedures set forth in Section 11.03 have been followed, and except as it relates to any Outstanding Dispute, any amount due by Seller to Buyer pursuant to Section 11.02 may be recovered as a set off against the Earn-Out Payment.

ARTICLE 12

MISCELLANEOUS

12.01     Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

if to Buyer, to:

G.L. Trade S.A.

42, Rue Notre-Dame-Des-Victoires

75002 Paris

Attn: General Counsel

Facsimile: 331.5340.0130

if to Seller, to:

NYFIX, Inc.

100 Wall Street, 26th Floor

New York, NY 10005

Telephone: 212-809-3542

Facsimile: 212-809-1013

12.02     Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(a)          No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and, subject to Section 11.03(d) not exclusive of any rights or remedies provided by law.

12.03     Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, provided that Seller shall pay the expenses incurred by the Company in connection with this Agreement.

12.04     Successors and Assigns. Except as otherwise provided herein, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

12.05     Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the law of the State of New York without regard to the conflicts of law rules of such state. The parties hereby irrevocably submit to the jurisdiction of the state of federal courts sitting in the State of New York over any action or proceeding arising out of or relating to this Agreement and the parties irrevocably agree that all claims in respect of such action or proceeding may be heard or determined in any such court.

12.06     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and via facsimile, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

12.07     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS NOT BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.07.

12.08     Entire Agreement. This Agreement, the Ancillary Agreements the Nondisclosure Agreement between the Buyer and Seller constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

12.09     Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

G.L. TRADE S.A.

By:/s/Pierre Gatignol

Name:  Pierre Gatignol

Title:    Chief Executive Officer

NYFIX INC.

By:/s/Robert C. Gasser

Name:  Robert C. Gasser

Title:    Chief Executive Officer

NYFIX OVERSEAS, INC.

By:/s/John Seward

Name:  John Steward

Title:    President

Exhibit A - GL GAAP

Subject: Rules for turnover recognition

This document describes the rules for turnover recognition applicable as of 2005. These rules conform to the new IFRS standards which apply for 01/01/2005.

1.     Solutions sold in subscription fee form
(Approximately 75% to 80% of turnover; GL product business model)

Services are usually invoiced one year in advance (sometimes half-yearly or quarterly).

Turnover is recognised in proportion of the duration of the subscription from the date of installation/delivery of the solution (client acceptance).

Down payments received at the time of signature of a contract (systematic request to receive 30% of the yearly amount for the project) are not recognised as turnover until the date of installation (client acceptance). Down payments are subject to the same procedures as indicated above. If the client decides to stop the project, all payments received are retained by GL: after validation from CORP that this is in conformance with the contract, the amounts are then recognised as turnover.

Installation or acceptance: trigger and contractual safeguards

GL standard conditions stipulate that the trigger for the beginning of the subscription or maintenance period is the installation form issued by GL (the client has 10 days to make any comments/remarks, if contesting). These conditions simplify the validation process and accelerate turnover recognition. They are particularly important if GL TRADE does not control the conditions of implementation by the client (e.g. ordering lines, membership negotiation, global project larger than that led by GL).

For major projects (either in value or complexity the client usually insists on an acceptance process. In this case, it is the acceptance date that becomes the trigger for the beginning of the subscription or maintenance period. As indicated above, it is essential to outline, contractually the maximum time period between the date of delivery and the date of acceptance by the client and to forecast the start of the subscription or maintenance of the project even if the acceptance process. In this case, it is the acceptance date that becomes the trigger for the beginning of the subscription or maintenance period. As indicated above, it is essential to outline, contractually the maximum time period between the date of delivery and the date of acceptance by the client and to forecast the start of the subscription or maintenance of the project even if the acceptance has not been formalised.

2.     Complementary services to the project Solutions are often sold with an assortment of complementary services such as project management, installation and training.

These services are invoiced and recognised as turnover once they have been executed.

3. “Variable” services

Unit price is defined contractually and actual quantity is calculated periodically and relates to variable services by screens, orders or man-days.

These services are invoiced in arrears monthly or quarterly, they are based on actual volumes and are recognised as turnover once achieved.

4.     Solutions sold in license form plus maintenance contracts
(Principally Clearvision; GL SETTLE; ex-FOX, OMS and MTA in Asia, Ubix, Tradix and Fermat licenses).
The licenses represent the right to use the software for a limited period of time (generally 5 years with a minimum of 3).

Turnover from the licenses is 100% fully recognised (at the latest) at installation (acceptance) (see 6. Projects and 7. Small amounts and short-term projects), whereas turnover from maintenance contracts is recognised over the duration of the contract.

Although the license is granted for a limited period of time, turnover from the licences should not be spread over the duration of the franchise. Clients are not reimbursed if they decide to cease using the software before the term of the licence expires, and all services provided to the client during this contractual period (support, version upgrade, etc…) are covered by the maintenance contract.

5. License renewal

At the end of the initial franchise period of the licence, ‘right of use’ can be renewed for a set period. This turnover is recognised at 100% at the time of the licence renewal, providing the licence is renewed for a least 1 year and it is accompanied by a maintenance contract. Turnover from the maintenance contract is recognised over the duration of the contract.

If this is not the case (no maintenance contract or licence less than a year), the licence turnover should be spread over the duration of the contract.

6.     Projects with a licence and specific development and/or significant integration services

Context:
The client considers the licence and the specific development or integration services as a whole. The acceptance process by the client is crucial.

Contractual safeguards:

o	A limited period of time granted to the client between the delivery and the acceptance date must be determined contractually (depending on the size of the project, between 15 days and 3 months) in order to avoid derivatives not linked to GL. Maintenance must automatically begin at the end of this period or at the date of acceptance (if this date is before the end of the period).

o	Project packaging: as for as possible long-term projects (some last 2 years) should be divided into independently valued packages, with an acceptance for each package from the client. besides the initial down payment, the invoicing of the project will be defined in respect of each package as will the start-up of maintenance for each package.

Turnover recognition

Turnover is recognised as the project progresses; the project incorporates the licence and any associated development or integration services. The progression of the project is assessed using the progress schedule, which is regularly updated and includes any possible delays. For example, for a project that started at the beginning of January, acceptance is forecasted for the end of May, the project progress at the end of March would be equal to 3/5 (if the project team is relatively stable for the duration of the project). If the project is delayed and the date of acceptance is postponed to the end of July, the project progress at the end of June will be equal to 6/7. In the special case where development or integration services are sold on the basis of time actually spent rather than a set amount of time, the turnover for these services will be recognised on time actually spent and only the licence will be spread as described in the method above.

The progress schedule for each project should be determined and formalised at its start. The schedules should be updated regularly via project review meetings (at a minimum, during quarterly closings).

Important note:

Schedules for invoicing and technical progress of the project are not expected to be perfectly synchronised. However, a difference between the invoicing, receipt of payment and the technical progress of the project may make turnover recognition difficult.

7.     Projects less than €100k or less than 3 months:

In brief, turnover form projects of small value or short-term are recognised at 100% at the time of installation/acceptance.

Schedule 1.01(A) Form of Hosting Agreement

MASTER SUBSCRIPTION AGREEMENT

NYFIX USA, LLC EQUIPMENT and SERVICE

This Master Subscription Agreement (hereinafter "Agreement"), is hereby made as of the _______ day of August, 2006 (the Effective Date) by and between NYFIX USA, LLC, a New York limited liability company, having its principal place of business located at 100 Wall Street, New York, NY 10005, U.S.A (“NYFIX”), and NYFIX Overseas, with offices at Barbican Citygate, 1-3 Dufferin Street, London EC1Y 8NA (“Subscriber”).

WHEREAS, NYFIX is a provider of equipment, software, and network services which facilitate the electronic trading of securities; and

WHEREAS, Subscriber desires to subscribe to such network and equipment and obtain a license to use such software for Subscriber’s own internal purposes; and

WHEREAS; NYFIX wishes to grant such subscription and license under the terms and conditions set forth below, except as otherwise agreed to in writing, by mutual agreement of the parties;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NYFIX and Subscriber agree as follows:

1.

Scope. NYFIX shall provide, on a subscription basis, access to the NYFIX network (the “Network”), telecommunications routing equipment (the “Equipment”), and network client applications, interfaces, and related programs (the “Software”) identified in this Agreement or in the Schedules attached hereto and incorporated herein (the Network, Equipment and Software may be referred to collectively as the “Service” or “Services”).

2.	Term and Termination.
(a)

Term. The Agreement shall commence on the Effective Date and continue in full force and effect for the duration of the term of any valid Schedule. Unless otherwise explicitly agreed to the contrary, the “Initial Subscription Term” of each Schedule shall be nine (9) months from the effective date of the Agreement Thereafter, it will continue until terminated by either Party on thirty (30) days notice. Subscriber shall be entitled to terminate the Agreement during the Initial Subscription Term with sisxty days notice.

(b)

Voluntary Termination. Subscriber may not terminate any Schedule hereunder before the end of the Initial Subscription Term or any subsequent 6 month term. If notice to renew is not given, the Initial Subscription Term shall expire in accordance with Section 2.1., save as otherwise agreed upon between the Parties.

(c)

Termination for Breach. Either party shall have the right to terminate this Agreement or a Schedule if the other party breaches a material provision and fails to cure such breach within thirty (30) days following written notice by the non-breaching party, describing such breach with reasonable particularity; provided however, that if Subscriber defaults in any of its payment obligations hereunder, and Subscriber fails to cure such default within fifteen (15) days following written notice, NYFIX shall have the right to terminate the applicable Schedule immediately and all outstanding sums for the remainder of the Term of the applicable Schedule(s) shall become immediately due and payable by Subscriber.

(d)

Actions upon Termination. Upon termination or expiration of this Agreement or a Schedule for any reason, Subscriber shall immediately cease any use of the Services provided, or in the case of a Schedule, only those Services provided thereunder (the “Terminated Services”). Within fifteen (15) days after the termination or expiration of this Agreement or a Schedule for any reason, Subscriber shall return to NYFIX the Equipment, Software, and all other materials and information provided to Subscriber with respect to the Terminated Services, and all copies thereof. Termination or expiration of this Agreement or a Schedule for any reason shall not relieve either party of its confidentiality obligations hereunder.

3.

Confidentiality. NYFIX and Subscriber shall keep confidential all information, whether related to the Services or otherwise, whether oral, electronic, or written, concerning the business of the other that each shall have obtained as a result of discussions or communications related to this Agreement or the transactions contemplated hereby (“Confidential Information”), except as specifically provided or permitted under this Agreement. Confidential Information shall not include information that the receiving party can demonstrate: (a) is, as of the time of its disclosure, or becomes thereafter, without any violation of this Agreement, part of the public domain through a source other than the receiving party; (b) was known to the receiving party as of the time of its disclosure; (c) is independently developed by the receiving party, without reference to the Confidential Information of the disclosing party; or (d) is subsequently learned from a third party not under an obligation of confidentiality to the disclosing party. Further, the receiving party may disclose the Confidential Information for the purposes of regulatory or judicial compliance, provided however that the receiving party shall give prompt notice to the disclosing party of receipt of any said order, subpoena or regulatory request, and only make disclosures in the smallest allowable amount.

4.	NYFIX’s Obligations.
(a)	Installation. NYFIX will install and keep operational the Equipment and Software listed in schedule attached hereto.

(b)

Support. Subscriber shall notify the NYFIX Helpdesk upon discovery of any failure of the Services to function properly in normal use, and the NYFIX Helpdesk will promptly begin to diagnose and attempt to resolve the reported problem.

5.

Fees. In consideration of the Services provided by NYFIX hereunder, Subscriber shall pay to NYFIX the fees detailed on the applicable Schedule(s). NYFIX may invoice Subscriber for the fees on a quarterly basis, in advance, and all fees shall be due within thirty (30) days of receipt of invoice. NYFIX shall have the right to invoice Subscriber for Services that NYFIX provided but for which it had not previously invoiced Subscriber. In the event sums due under any invoice or other provision of this Agreement are not paid within fifteen (15) days of the applicable due date, such outstanding sums shall be subject to interest at the rate of 1.5% per month or the maximum amount allowed by law, whichever is less. All prices quoted in this Agreement are in U.S. Dollars. All fees in this Agreement are nonrefundable, including for termination by Subscriber, unless expressly agreed in writing to the contrary. Subscriber shall be solely responsible for fees incurred through, (i) the use of the Services (transaction fees, etc.), and (ii) use of telecommunication lines in conjunction with the Services subscribed to hereunder.

6.

Taxes, Duties, Fees, and Tariffs. Subscriber is responsible for all sales and use taxes, duties, fees, and tariffs imposed with respect to the Services rendered or provided to Subscriber hereunder, other than taxes based upon or credited against NYFIX’s income.

7.

Ownership. The Network, Equipment, and Software provided hereunder are the sole property of NYFIX and Subscriber acknowledges and agrees that it has no ownership interest whatsoever therein or in the ideas, methods of operation, processes, know-how, and intellectual property rights, including without limitation, all patent, copyright, trade secret and trademark rights, associated therewith, as well as any and all derivative works related thereto; and Subscriber shall carefully use such Network, Equipment and Software. Subscriber shall assume all risk of loss and damage to the Network, Equipment, and Software, while in Subscriber’s possession, and shall surrender the Equipment and Software to NYFIX upon termination of this Agreement in good condition, ordinary wear and tear excepted. No additional connections of any kind, nor any maintenance or repair shall be made to the Network, Equipment, or Software by or on behalf of Subscriber without the prior written authorization of NYFIX.

8.	Warranty Statements.
(a)

NYFIX warrants that (i) it has the full power and complete authority to enter into this Agreement and has the right to grant to Subscriber the rights set forth in this Agreement; and (ii) the support services will be performed in a professional manner using qualified personnel, and that the Services will meet the specifications described in any documentation or user guide generally available to the users of the Services.

(b)

Subscriber warrants that (i) it has the full power and complete authority to enter into this Agreement and to carry out its obligations hereunder; and (ii) that it shall not use nor shall it permit the use of the Services in contravention of any of the terms or conditions herein, or in violation of any applicable law, rule or regulation.

9.

Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE SERVICES ARE PROVIDED ‘AS IS’ AND NYFIX MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT THERETO. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, NYFIX DOES NOT WARRANT THAT THE USE OF THE SERVICES SHALL BE UNINTERRUPTED OR ERROR-FREE.

10.	Indemnification.
(a)

Indemnification by NYFIX. NYFIX, at its own expense, will indemnify, defend, and hold harmless Subscriber, its affiliates and subsidiaries, and their officers, directors, employees and agents, from and against any claim, demand, cause of action, debt or liability, costs and expenses, including without limitation reasonable attorneys’ fees, brought against Subscriber, arising out of a breach of NYFIX’s representations and warranties hereunder, and to the extent that it is based on a claim that the Services infringe valid third-party copyright, trademark or patent rights, provided that NYFIX is promptly notified in writing of such claim. If, as a result of any claim of infringement, Subscriber is enjoined from using the Services, or if NYFIX believes that the Service is likely to become the subject of a claim of infringement, NYFIX, at its sole option and expense, shall either: (i) procure the right for Subscriber to continue to use the Services; or (ii) replace or modify the Services so as to make it non-infringing. If neither of these two options is reasonably practicable, NYFIX may terminate this Agreement, and refund to Subscriber any prepaid, unused fees. The foregoing states the entire liability of NYFIX with respect to infringement of any intellectual property rights by the Services or any portion thereof.

(b)

Indemnification by Subscriber. Subscriber, at its own expense, shall indemnify, defend and hold harmless NYFIX, its affiliates and subsidiaries, and their officers, directors, employees and agents, from and against any claim, demand, cause of action, debt or liability, costs and expenses, including without limitation reasonable attorneys’ fees, arising out of a breach of Subscriber’s representations and warranties hereunder, any improper use of the Services by Subscriber, and any claim of infringement that is based upon use of the Services in combination with any product or material not supplied to Subscriber by NYFIX if the alleged infringement would have been avoided without such use of the product or material.

(c)

Control of Defense. The indemnifying or defending party shall have the right to control the defense of all such actions. In no event shall the party being indemnified settle any such action without the indemnifying party’s prior written approval. The party seeking indemnification shall provide all reasonable assistance that the indemnifying party requests relating to the defense of such action or claim.

11.	Limitation of Liability.
(a)

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTIAL, SPECIAL, CONSEQUENTIAL, DAMAGES FOR LOST PROFITS OR REVENUES, OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF IT HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

(b)

IN NO EVENT SHALL NYFIX BE LIABLE TO SUBSCRIBER OR TO ANY THIRD PARTY FOR ANY DAMAGES, WHETHER DIRECT OR CONSEQUENTIAL, DUE TO: (i) A DEFECT OR BREAKDOWN IN, OR DELAY, FAULT, OR FAILURE OF OPERATION OF, THE SERVICES OR DUE TO ERRORS OR

OMISSIONS IN THE TRANSMISSION OR DISPLAY OF INFORMATION THROUGH THE SERVICES; (i) USE OF THE SERVICES WITH A SYSTEM, EQUIPMENT OR SERVICES OTHER THAN THOSE SPECIFICALLY APPROVED BY NYFIX; (ii) OR SUBSCRIBER’S FAILURE TO IMPLEMENT NYFIX’S RECOMMENDATIONS OR SOLUTIONS WITH RESPECT TO THE SERVICES.

(c)

EXCEPT FOR CLAIMS REGARDING BREACH OF CONFIDENTIALITY OR INTELLECTUAL PROPERTY RIGHTS INDEMNIFICATION, IN NO EVENT SHALL NYFIX’S LIABILITY EXCEED AN AMOUNT EQUAL TO THE AMOUNT BILLED TO SUBSCRIBER BY NYFIX DURING THE SIX (6) MONTHS PRECEDING THE MONTH IN WHICH THE CAUSE OF ACTION AROSE.

(d)

The parties understand and agree that the fees for the Service rendered hereunder were negotiated in good faith and reflect the allocation of risk between the parties and limitation of liability set forth herein.

12.

Entire Agreement. This Agreement, including the attached Schedule(s), contains the entire agreement of the parties concerning the subject matter contemplated herein. It cannot be changed, altered or modified by any oral representation or promise of any person. All changes or modifications must be in writing and signed by the duly authorized representatives of NYFIX and Subscriber.

13.

Schedules.  Any subsequent Schedules must be duly signed by the authorized representatives of both parties, and make reference to this Master Subscription Agreement. In the event of a conflict between the Master Subscription Agreement and any valid Schedule, the Schedule shall prevail.

14.

Assignment. NYFIX shall have the absolute right at any time, without the consent of, but upon notice to, Subscriber to assign any or all of its rights and interest under this Agreement to either a subsidiary company of NYFIX or to a successor company in the event of a merger or acquisition and, upon such assignment, NYFIX shall thereafter be relieved of and from any and liability hereunder for any matter whatsoever occurring after such assignment.

15.

Relationship of Parties. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such a relationship upon either party.

16.

Notice. Any notice or other correspondence required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given (i) immediately, if served personally, (ii) immediately, if sent to a designated fax number (with confirmation of receipt) and simultaneously by internationally-recognized overnight courier, or (iii) three (3) business days after the date sent by certified or registered mail, return receipt requested. Notices shall be addressed to such party as set forth below (or such other address as either party hereto may designate by notice to the other party).

If to NYFIX:	If to Subscriber:
Office of General Counsel	Managing Director
NYFIX, Inc.	NYFIX Overseas
333 Ludlow Street	1-3 Dufferin Street
Stamford, CT 06902	London EC1Y 8NA

17.

Force Majeure. Neither party shall be in default if failure to perform any obligation hereunder is caused solely by supervening conditions beyond that party’s reasonable control, including acts of God, civil commotion, strikes, labor disputes, and governmental demands or requirements.

18.	Headings. The headings of the sections and subsections used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

19.

Severability. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

20.

No Waiver. No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by either of the parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

21.

Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, U.S.A. without giving effect to its principles of conflicts of law. All disputes and/or legal proceedings arising out of or relating to this Agreement shall be maintained in courts located in New York County, New York, U.S.A.

22.

No Unannounced Modifications to Signature Documents.    By signing and delivering this Agreement and/or any schedule, exhibit, amendment, or addendum thereto, each party will be deemed to represent to the other that the signing party has not made any changes to such document from the draft(s) originally provided to the other party by the signing party, or vice versa, unless the signing party has expressly called such changes to the other party’s attention in writing (e.g., by “redlining” the document or by a comment memo or email).

IN WITNESS WHEREOF, this Agreement has been duly and validly executed and delivered on behalf of Subscriber by its authorized representative acting within such representative’s power, and, assuming due authorization, execution and delivery by NYFIX, constitutes the legal and binding obligation of Subscriber enforceable against Subscriber in accordance with its terms and subject to an implied covenant of good faith and fair dealing and notwithstanding any change, subsequent to the execution hereof, in the organization, personnel or business fortunes, strategy, plans, direction or objectives of Subscriber.

NYFIX USA, LLC	NYFIX Overseas

By:	By:

Authorized Signature	Authorized Signature

Print Name and Title	Print Name and Title

MASTER SUBSCRIPTION AGREEMENT

– Schedule 1

This Schedule is hereby incorporated as part of the Master Subscription Agreement (the “Agreement”) dated August 25, 2006 by and between NYFIX Overseas, Inc. (“Subscriber”) and NYFIX USA, LLC (“NYFIX”). This Schedule is subject to the terms of the Agreement, however in the event of a conflict between the Agreement and this Schedule, the terms of this Schedule shall prevail.

1.	FEES.

1.1.	Hosting

SKU	Description
12000-0006	Communication Line: T3 International
12000-0006	CME Bandwidth Upgrade - 6mps
12001-0001	NYFIX Intl Buyside Conn (DE Shaw)
2000-0100	Communication Line: 100Mb
7500-0005	Hosting: Globex
7500-0010	Hosting: ECBOT
7500-0010	Hosting: ECBOT (Addl Gateway)
7500-0015	Hosting: EUREX
7500-0020	Hosting: EUREX US
7500-0025	Hosting: Liffe
7500-0030	Hosting: Licensing of 100 Thick Client
7500-0030	Data Center Hosting for OBMS

Fees for the Initial Subscription Term will be US $12,833.33 per month

Fees for the renewal term will be US $14,116.67 per month

Maintenance and Support Services.

No maintenance fees will be assessed for the services provided under this Schedule.

2.	Services
(a)

Hardware. NYFIX shall supply and maintain all NYFIX OrderBook Management Systems (“OBMS”) core hardware, including OBMS application servers, database servers, NYFIX exchange servers, and routers as determined necessary by NYFIX, collectively the “Hardware”.

(b)	Hosting. NYFIX will host, support, manage, and monitor the Hardware identified above.

(c)

Network Connectivity. NYFIX shall provide network connectivity to the following exchanges: GLOBEX, E-CBOT, EUREX, EUREX US, LIFFE, and One Chicago via GLOBEX. Network connectivity may be added or deleted by amending this Agreement on mutual agreement of the parties.

(d)

Network Connectivity. NYFIX shall endeavour to supply, monitor, and maintain redundant network connectivity, through diverse carriers, between the NYFIX datacenter and Subscriber’s site in New York. Additional network connectivity as required by the Subscriber, for the purpose of directly linking Subscriber’s customers and employees to the NYFIX datacenter shall be supplied, supported, and serviced by NYFIX according to the terms of this Agreement. All charges for network connectivity are subject to pricing agreed to by the parties.

3.	Availability. For purposes of this Agreement, “Availability” applies to the Network, Equipment, that is required to support Subscriber’s production operations.

(e)	NYFIX shall use best efforts to ensure regular hours of operation in accordance with the following schedule, which provides for “24x7” production availability.

(f)	Network Services shall be available from the NYFIX Datacenters from 4PM EST Sunday’s through 12AM EST Friday’s, on a continual basis.

(g)	.Nyfix will provide Subscriber with access to run pre-opening test per gateway on a daily basis.

(h)

NYFIX reserves the right to perform scheduled system maintenance of the Network, Equipment, and Software. NYFIX will notify the Subscriber reasonably in advance if system maintenance will affect Subscriber’s production operations prior to performing such system maintenance.

4.

Support. For purposes of this Agreement, “Maintenance” shall mean hardware servers support, wide area network (WAN), Financial Information Exchange (FIX) protocol connectivity support services comprising:

(i)

Helpdesk Service. NYFIX shall provide a live help-desk available from 7:30 a.m. – 7:00 p.m. EST on every day any of the supported Futures Exchanges are open, accessible to Subscriber by phone (866-467-4004) and email (helpdesk@nyfix.com). Further, NYFIX shall provide on-call helpdesk services outside of the regular hours, accessible to Subscriber by phone (866-467-4004).

(j)

Network Operations Center (NOC); providing non-stop, around-the-clock monitoring of the Network each week, beginning Sunday at 4:00 p.m. through Friday 12:00 a.m., accessible to Subscriber by phone (866-467-4004) and email (noc@nyfix.com).

(k)

Overall management of telecommunications service; including but no limited to delivery, installation, and setup of data circuits and related telecommunications equipment (routers, CSU/DSU devices, etc) on Subscriber site.

(l)

Response times will be in accordance with the Response Time Guidelines listed below. Such response will serve to acknowledge receipt of notification, to obtain a verbal description of the nature of the need for technical support, and to begin corrective action.

5.	Response Time Guidelines, Severity Definitions and Penalties.
(m)	Response time guidelines, severity definitions and penalties will be covered in the attached SLA, appendix 2.

6.	Availability. For purposes of this Agreement, “Availability” applies to the Network, and the Equipmentrequired to support Subscriber’s production operations.

(n)

NYFIX shall use best efforts to ensure regular hours of operation in accordance with the following schedule, which provides for “24x7” production availability. Network Services shall be available from the NYFIX Datacenters from 4 p.m. EST Sunday’s through 12 a.m. EST Friday’s, on a continual basis.

(o)

NIYFIX reserves the right to perform scheduled system maintenance of the Network, Equipment,. NYFIX will notify the Subscriber reasonably in advance if system maintenance will affect Subscriber’s production operations prior to performing such system maintenance.

7.	Support. For purposes of this Agreement, “Maintenance” shall mean wide area network (WAN) and Financial Information Exchange (FIX) protocol connectivity support services comprising :

(p)

Helpdesk Service. NYFIX shall provide a live helpdesk available from 7:30 a.m. – 7:00 p.m. EST every day any of the supported Futures Exchanges are open, accessible to Subscriber by phone (866-467-4004) and email (helpdesk@nyfix.com). Further, NYFIX shall provide on-call helpdesk services outside of the regular hours, accessible to Subscriber by phone (866-467-40004).

(q)

Network Operations Center (NOC); providing non-stop, around-the-clock monitoring of the Network each week, beginning Sunday at 4:00 p.m. through Friday 12:00 a.m., accessible to Subscriber by phone (866-467-4004) and email (noc@nyfix.com).

(r)

Overall management of telecommunications; including but not limited to delivery, installation, and setup of data circuits and related telecommunications equipment (routers, CSU/DSU devices, etc...) on Subscriber site.

Responses times will be in accordance with the Response Time Guidelines listed below. Such response will serve to acknowledge receipt of notification, to obtain a verbal description of the nature of the need for technical support, and to begin corrective action.

8.	Response Time Guidelines.

(s)

Severity 1. NYFIX Support Services (Helpdesk, NOC, or a combination of both) will log the support call and work continuously with Subscriber until the problem is resolved. Additionally, if on-site technical support is required, technicians will be sent to Subscriber’s site within the same business day, in those regions where on-site service is available.

(t)

Severity 2. NYFIX Support Services will log the support call and attempt to resolve the issue within the same business day; which may include the implementation of a temporary workaround until a permanent solution is available. NYFIX Support Services shall provide status updates to Subscriber every two (2) hours.

(u)

Severity 3. NYFIX Support Services will log the support call and attempt to resolve the issue within five business days; which may include the implementation of a temporary workaround until a permanent solution is available. NYFIX Support Services shall provide status updates to Subscriber on a daily basis.

9.	Severity Definitions.

(v)	Severity 1. A system problem related to the connectivity services provided that renders the operational site incapable of doing production work.

(w)

Severity 2. A system problem related to connectivity services provided that renders the operational site incapable of doing production work but a temporary fix or work around is available (i.e. : specifying a parameter or temporary reconfiguration avoids defect or production down situation).

(x)

Severity 3. Any other system problem related to the connectivity services provided that does not render the operational site incapable of doing production work but may cause major operational inconveniences (i.e. secondary line being out of service, possible slower connection speed or network response times).

10.	Penalties

(y)

Excluding failure in Software, in the event that NYFIX is unable to remedy a Severity 1 problem in accordance with Section 4.1., and provided that such problem is caused solely by the Software and not due to a defect, breakdown, delay, fault, or failure of operation of telecommunications equipment, , or equipment, or any third party network, , or equipment; NYFIX shall apply a credit to Customer’s account equal to one thousand dollars (US$ 1.000) per normal trading hour (9:00 a.m. EST – 4:00 p.m. EST each business day) that the problem remains at the Severity 1 level, up to a maximum amount of one (1) months Licensee Fee per quarterly billing period. Notwithstanding the foregoing, such credits shall not result in a negative balance of Customer’s account. In the event a severity 1 problem is related to only one gateway, NYFIX will pay up to a maximum amount of one (1) months Licensee Fee per quarterly billing period for that specific gateway only.

NYFIX USA, LLC	NYFIX Overseas

Authorized Representative of NYFIX	Authorized Representative of Purchaser

By:	By:

Authorized Signature	Authorized Signature

Print Name and Title	Print Name and Title

Date:	Date:

Schedule 1.01(B) Main terms of License Agreement

Seller will provide to Company, a perpetual source code license for FIXtalk software, Provided:

        1)     The Company is limited to use any product generated from the Licensed FIXtalk source code as an embedded component in Company’s OBMS product and the Company will only resell license product as an embedded component in Company’s OBMS product and will not un-bundle or resell licensed product on a stand-alone basis or as a part of any other product offering, other than Company’s OBMS product; and

        2)     Seller maintains and reserves the right to license, sublicense, use and develop FIXtalk in any way its chooses, with no accounting to Company or Buyer and with no application or other restrictions except for than those stipulated in the Non-Compete Covenants entered into by Buyer and Seller in the SPA.

        3)     Seller, Company and Buyer shall each respectively solely own all right, title and interest in any and all enhancements made by it based on said FIXtalk source codes and not any right, title or interest in any and all enhancements made by either of the other parties hereto based on said FIXtalk source codes, subject to section 1 and 2 above.

Schedule 1.01(C) Customers and Prospective Customers

Customers

ABN AMRO

HSBC

Deutsche Bank

Royal Bank of Scotland

Merrill Lynch

Man Financial

Fortis Bank

Calyon

Cube/Fimat

BP Oil and Gas

Insinger/Monument Securities

Marex Carlton Commodities

Marex London

Liquid Capital

Prospects

Mizuho Securities

Bear Stearns

Natexis

Citigroup

TRX

Louis Dreyfus

Glencore Commodities

Goldman’s

JP Morgan

UBS/ABN

CSFB

DRKW

ICAP

Cantors

Morgan Stanley

Royal Bank Canada

Lehman

Vittol

Madison Trading

ADM

Bunge

UOB Singapore

Bank of America

Prudential Sec

Paribas

Nomura

Daiwa

NYFIX Inc.

Schedule 1.01(D) Form of Transitional Services Agreement

TRANSITIONAL SERVICES AGREEMENT

Connected with the Purchase agreement of the capital stock of NYFIX OVERSEAS Inc.

Transitional Services Agreement dated as of August ___, 2006 between G.L. Trade S.A., a French corporation , having its registered office at 42 rue Notre Dame des Victoires, 75002 Paris, France (“Buyer”), NYFIX Inc., a Delaware corporation (“Seller”), and NYFIX Overseas, Inc., a Delaware corporation (the “Company”).

WHEREAS,

(A) By a Purchase Agreement dated the same date as this agreement made between the Seller and the Buyer, the entire issued and outstanding capital stock of the Company was acquired by Buyer.

(B) Prior to Closing certain services were provided by Seller to the Company for the purpose of carrying on the Business

(C)Prior to Closing the Company provided certain services to the Seller

(D) The Parties have agreement that Seller shall procure the provisions of services referred to in recital (B) to the Company or Buyer on the terms of this agreement and the Buyer shall procure the provision of services referred to in recital (C) to the Seller on the terms of this agreement.

NOW TEREFORE, in consideration of the foregoing the representation and agreements herein contained, the parties hereto agree as follows:

1.	Definitions

All capitalized term not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

“Buyer Charges” means the sums payable by Seller to Buyer pursuant to this Agreement in consideration of the Buyer Services and which are set forth in the schedule headed “Buyer Services”

“Buyer Services” means the services to be provided by Buyer or the Company to Seller as specified in Schedule 1 of this Agreement

“Seller Charges” means the sums payable by Buyer to Seller pursuant to this Agreement on consideration of the Seller Services and which are set forth in the Schedule headed “Seller Services”

“Seller Services” means the Services to be provided by Seller to Buyer or the Company as specified in Schedule 2 of this Agreement

“Transition Period” means in relation to the Buyer Services or Seller Services, the period commencing on Closing and expiring on the date specified in the relevant associated Schedule

“UK Property” means the property occupied by the Seller and the Company at 1-3 Dufferin Street, London EC1Y 8NA, United Kingdom.

2.	Term and Termination

Subject to the terms of this Agreement, this Agreement shall commence on Closing and shall continue in full force and effect until the last Transition period has terminated or expired.

In the event of breach by one of the Parties of its obligations under this Agreement, this Agreement shall be early terminated thirty (30) days after the other Party sends a registered letter, return receipt requested, that goes unheeded without prejudice to the right of a Party to claim damages. The innocent Party shall be entitled to serve notice of intention to terminate this Agreement upon the breaching Party, unless the breaching Party rectifies the breach within 30 days of the date of service of the registered letter referred to above.

3.	Seller Services

In consideration of the payment by Buyer or Company to Seller of the Seller Charges, subject to the terms of this agreement, Seller shall during the Transition Period provide or procure the provision of the Seller’s services to the same standard as such services were provided to the Business immediately prior to Closing.

Seller may (at its discretion) sub-contract the performance of provision of any of the Seller’s Services to any member of the Seller Group, provided that Seller shall remain fully responsible and liable for the performance of provision of the Seller Services.

Except as agreed between the Parties in writing, Seller shall not have any obligation to provide any services which are not part of the Seller Services.

4.	Buyer Services

In consideration of the payment by Seller to Buyer or the Company of the Buyer Charges subject to the terms of this Agreement, Buyer shall during the Transition Period procure the provision by the Company of the Buyer Services to the same standard as such services were provided to the Seller immediately prior to Closing.

Except as agreed between the Parties in writing, Buyer shall not have any obligation to provide any services which are not part of the Buyer Services.

5.	Manner of performance

Each of the Seller and Buyer undertakes to perform and provide respectively the Seller Services and the Buyer Services:

In a timely manner

In compliance with all applicable laws, authorizations, regulations, specifications, codes of practices, codes of conducts and other regulatory requirements or rules governing the activities of Seller, Buyer, the Company and the Business in connection with the provision of the Seller Services , and the Buyer Services, as the case may be ;

In accordance with the specifications to a particular service (if any as set out in the schedules headed «Seller Services » and « Buyer Services ».

The Seller Services shall be provided to the Seller office as set out in the schedule headed Sellers’ Services or such other office or offices as may be agreed in writing between the Parties.

The Buyer Services shall be provided to the offices at the Company as set out in the schedule headed « Buyer Services » or such other office or offices as may be agreed in writing between the Parties.

Seller shall ensure than an adequate number of qualified and appropriately trained personal familiar with the Seller Services are employed by the Seller to meet its obligations under the Agreement.

Buyer shall ensure and/or procure that an adequate number of qualified and appropriately trained personal familiar with Buyer Services are employed by the Company or Buyer to meet its obligations under this Agreement.

Following Closing, either Party may request in writing an amendment or an addition to the Seller services or Buyer Services. following a written request to amend or add to the Seller Services or Buyer Services, the Parties shall meet as soon as reasonable practicable and shall cooperate and discuss in good faith whether or not such service will be provided or amended and if so, the terms on which such services will be provided or amended .

6.	Personnel and access

For the avoidance of doubt, no performance or provision of the Seller Services by the Seller or by any employee or former employee of Seller shall require any person to become or deemed to have become an employee of the Buyer or the Company. All employees of Seller engaged in the provision of the Seller Services shall remain employee of Seller for the duration of this Agreement, subject always to its right to terminate their employment or the employee’s right to resign from Seller.

For the avoidance of doubt, no performance or provision of the Buyer Services by Buyer or the Company or by any employee or former employee of Buyer or the Company shall require any person to become or be deemed to have become an employee of Seller. All employees of Buyer and of Company engaged in the provision of the Buyer Services shall remain employees of Buyer and Company as the case may be for the duration of the Agreement, subject always to the Buyer or Company’s right to terminate their employment agreement or the employee’s rights to resign from Buyer or the Company.

Buyer, during the term of the Agreement, shall provide (or procure the provision of) access to its offices and those of the Company to Seller and its representatives at all reasonable times (subject to any relevant security procedure) if requested by the Seller in order to comply with its obligations under the Agreement

Seller, during the term of the Agreement, shall provide (or procure the provision of) access to its office to the Buyer and its representatives at all reasonable time (subject to any relevant security procedure) if requested by Buyer in order to comply with its obligations under the Agreement.

7.	Intellectual Property Rights

Neither Buyer nor the Company, nor any other member of the Buyer’s groups shall by virtue of the Agreement derive any rights of title, or any rights of use or access to any Intellectual Property Rights used or owned by Seller or any other member of the Seller’s group.

Neither Seller, nor any member of the Seller’s group shall by virtue of this Agreement derive any rights of titles, or any right of use or access to any Intellectual Property Rights used or owned by the Buyer or any other member of the Buyers Group including the Company.

8.	Consent and License

Each party to this Agreement will use all reasonable endeavors to obtain any consents (excluding any landlord’s consent) or licenses that are necessary in order for Seller or Buyer as the case may be to provide or procure the provision at the case may be of respectively the Seller services and the Buyer Services in accordance with the Agreement.

9.	Charges

Buyer shall pay Seller the Seller Charges for the Seller Services in accordance with the Agreement.

Seller shall pay Buyer or the Company the Buyer Charges in accordance with this Agreement

If a party defaults in the payment when due of any sum payable under this Agreement, it shall pay interest on that sum from the due date to the date of actual payment at a rate equal to 4 per cent above the CPI

All amounts due under this Agreement shall be invoiced quarterly in arrears on the last business day of each calendar quarter and paid <w within 30 days of the relevant invoice date.

Each amount payable under the Agreement shall except as otherwise provided in the Agreement, be made in dollars and exclusive of VAT or any other applicable sales tax if any, and shall accordingly be construed as a reference to that amount plus any VAT in respect of it.

10.	Limitation of liability

Nothing in this Agreement shall apply to restrict the liability of Seller or Buyer for fraud, or death or personal injury resulting from negligence.

Subject to the above the total aggregate liability of Seller under or in relation to this Agreement howsoever arising shall be an amount equal to the Seller Charges which have at the relevant time been paid by Buyer under the Agreement.

Subject to the above the total aggregate liability of Buyer under or in relation to this Agreement howsoever arising shall be an amount equal to the Buyer Charges which have at the relevant time been paid by Seller under the Agreement.

Neither Party shall be liable for any loss of profits, loss of business or opportunity, revenue, data, goodwill or anticipated savings, nor for any indirect or consequential loss or damage even if the other Party was aware if the possibility that such loss or damage could occur.

11.	Governing Law and Dispute resolution

This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

Any dispute or difference with may arise concerning the construction, meaning or effect of this Agreement or any matter arising out or in connection with this Agreement shall in the first instance be referred to the Parties representatives who shall meet for discussion in good faith with a view to resolving the dispute without recourse to legal proceedings.

If the parties’ representatives fail to reach agreements then the partie irrevocably submit to the jurisdiction of the state or federal courts sitting in the state of New York.

12.	Force Majeure

Neither Party shall be liable to the other for the non-performance or delays in the performance of an obligation under the Agreement due to the occurrence of an event beyond the Parties’ control, including but not limited to a natural disaster, war, terrorism, civil unrest, fire, flooding, explosion, failure of telecommunications links, employee/management disputes or strikes, or any act or decision of a government authority.

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IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

G.L. TRADE S.A.

By:____________________________________

Name:

Title:

NYFIX INC.

By:____________________________________

Name:

Title:

NYFIX OVERSEAS, INC.

By:____________________________________

Name:

Title: